UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2007

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

(502) 891-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2007, Almost Family, Inc. (the "Registrant") entered into the Fifth Amendment to the Registrant's credit facility with JPMorgan Chase Bank, N.A. As amended, the credit facility has an expiration date of June 30, 2010. The credit facility bears interest at the bank's prime rate plus a margin (ranging from -1.50% to -0.25%) dependent upon total leverage. Borrowings are secured by substantially all of the Registrant’s assets and the stock of the Registrant’s subsidiaries.  The Registrant pays a commitment fee of between 0.25%, and 0.35% per annum on the unused facility balance. Subject to the outstanding balance in the credit facility at no time exceeding $40,000,000 in the aggregate, borrowings are available equal to the greater of: a) a multiple of 3.50 times earnings before interest, taxes, depreciation and amortization (“EBITDA”) or b) an asset based formula, primarily based on accounts receivable. EBITDA of acquired operations may be included in the availability calculations up to an amount not to exceed 75% of the Registrant’s historical EBITDA. Borrowings under the facility may be used for working capital, capital expenditures, acquisitions, development and growth of the business and other corporate purposes. The description of the Fifth Amendment is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1 -- Fifth Amendment to Loan Documents dated as of December 4, 2007, by and between (i) Almost Family, Inc., (ii) each of the subsidiaries of Almost Family, Inc. that is a party to the Amendment, and (iii) JPMorgan Chase Bank, N.A. (successor by merger to Bank One N.A.).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 5, 2007	ALMOST FAMILY, INC.

By /s/ C. Steven Guenthner
C. Steven Guenthner
Senior Vice President and
Chief Financial Officer